Exhibit 99.1

Nivalis Therapeutics Announces First Patient Dosed in Phase 2 Study of N91115 for Treatment of Cystic Fibrosis

Study will Evaluate Efficacy and Safety of N91115, Data Expected in the Second Half of 2016

BOULDER, Colo., December 1, 2015 Nivalis Therapeutics, Inc. (NASDAQ: NVLS), a clinical stage pharmaceutical company focused on treating people with cystic fibrosis (“CF”), today announced the first patient was dosed in the Phase 2 clinical study of its lead investigational drug, N91115, a stabilizer of the cystic fibrosis transmembrane conductance regulator (CFTR) protein. N91115 is being studied for the treatment of CF patients who have two copies of the F508del mutation, when added to Orkambi™ (lumacaftor/ivacaftor).

“We are pleased to initiate the Phase 2 study as planned to evaluate clinical utility of N91115 in patients with CF, and we expect to report results from the study in the second half of next year,” said Jon Congleton, president and chief executive officer of Nivalis. “N91115 has a novel mechanism of action that stabilizes the CFTR protein, and we are optimistic about its potential ability to improve lung function in people with CF.”

“Based on preclinical and Phase 1b data, we are encouraged that a therapeutic approach including N91115 as a stabilizer of the CFTR protein, may help improve clinical outcomes,” said Scott H. Donaldson MD, principal investigator of the study and associate professor of medicine at the University of North Carolina. “Importantly, N91115 has the potential to become part of a new multi-mechanism approach to treating CF.”

N91115 works through a novel mechanism of action called S-nitrosoglutathione reductase (GSNOR) inhibition that is presumed to modulate the unstable and defective CFTR protein responsible for CF. GSNOR inhibition restores GSNO levels, thereby modifying the chaperones responsible for CFTR protein degradation. In preclinical testing, this stabilizing effect was shown to increase and prolong the function of the CFTR protein and may lead to an increase in net chloride secretion. This effect is both complementary and agnostic to other CFTR modulators, like Orkambi™.

Study Design

The 12-week, double-blind, randomized, placebo-controlled, parallel group study is designed to investigate the efficacy and safety of two doses of N91115, 200mg and 400mg, administered twice daily in 135 adult patients with CF who are homozygous for the F508del-CFTR mutation and being treated with Orkambi™.

The primary clinical efficacy outcome will be the absolute change from baseline in percent predicted FEV1, and secondary outcomes will include changes in sweat chloride, the CFQ-R Respiratory Symptom scale and Body Mass Index (BMI). The study is expected to be completed in the second half of 2016.

For more information on this study, please visit ClinicalTrials.gov and reference Identifier NCT02589236.

About Nivalis Therapeutics, Inc.

Nivalis Therapeutics, Inc. (http://www.nivalis.com) is a clinical stage pharmaceutical company committed to the discovery, development and commercialization of therapeutics for people with cystic fibrosis (CF). In addition to developing innovative solutions intended to extend and improve the lives of people with CF, Nivalis plans to utilize its proprietary S-nitrosoglutathione reductase (GSNOR) inhibitor portfolio to develop therapeutics for other diseases.

About N91115

CF is a life-shortening genetic disease that affects an estimated 70,000 people worldwide, predominately in the United States and Europe, according to the Cystic Fibrosis Foundation (www.cff.org). CF is characterized by a defect in the chloride channel known as the “cystic fibrosis transmembrane conductance regulator,” or CFTR, and is caused by mutations in the CFTR gene. N91115 works through a novel mechanism of action called GSNOR inhibition that is presumed to modulate the unstable and defective CFTR protein responsible for CF. GSNOR inhibition restores GSNO levels thereby modifying the chaperones responsible for CFTR protein degradation. This stabilizing effect increases and prolongs the function of the CFTR chloride channel and leads to an increase in net chloride secretion. Nivalis discovered and owns exclusive rights to N91115 in the United States (U.S.) and all other major markets, including U.S. composition of matter patent protection until at least 2031.

Nivalis Therapeutics has completed clinical studies with N91115, including a Phase 1a dose-escalation safety study in healthy volunteers, and a Phase 1b safety study in people with CF who have two copies of the F508del mutation. In preclinical studies, N91115 has been shown to increase the function of F508del-CFTR, the mutant protein that is estimated to be present in approximately 86 percent of people with CF in the United States and Europe.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Nivalis’ development plans and potential opportunities, the timing for completing the Phase 2 clinical trial, the timing for announcements of future clinical trial results and expectations that early stage clinical trials are indicative of later stage clinical trial results or will result an approved drug. These forward-looking statements are based on management’s current expectations of future events and involve substantial risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the risk that the timing of site initiation and patient enrollment for our clinical trials may take longer than expected, delays in the timing of regulatory filings and approvals, delays in the commercialization or availability of lumacaftor/ivacaftor, and other matters that could affect the completion of the clinical development and commercial potential of the company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Nivalis’ business in general, see the risk factors contained in the company’s prospectus filed with the Securities and Exchange Commission on June 17, 2015, in the company’s most recent quarterly report on Form 10-Q and in its other reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of this release, and Nivalis undertakes no duty to update or revise this information unless required by law.

Contacts:

Investor Relations

John Graziano

1-646-378-2942

jgraziano@troutgroup.com

Media Relations

Lindsay Rocco

1-862-596-1304

lrocco@elixirhealthpr.com